Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A of our report dated July 14, 2020, relating to the financial statements of Omnia Wellness, Inc., as of March 31, 2020 and 2019 and to all references to our firm included in this Offering Statement.

Certified Public Accountants

Lakewood, CO

April 22, 2021